Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-134206-01 on Form S-3; and in Registration Statement No. 333-46161 on Form S-8 of our report dated February 19, 2009 relating to the financial statements and financial statement schedule of Arizona Public Service Company, and the effectiveness of Arizona Public Service Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 158) appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 19, 2009